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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
SOLERA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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Solera Holdings, Inc.
6111 Bollinger Canyon Road, Suite 200
San Ramon, California 94583

November 5, 2007

To our Stockholders:

        You are cordially invited to attend the Solera Holdings, Inc. 2007 annual meeting of stockholders beginning at 10:00 a.m. local time on December 12, 2007 at the Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the Meeting.

        It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

        If you are a registered stockholder and plan to attend the annual meeting, you may be required to present evidence of your stockholdings to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Solera stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

        Please vote your shares promptly and join us at the meeting.

Sincerely,

Tony Aquila
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

        The 2007 annual meeting of stockholders of Solera Holdings, Inc. (the "Company" or "Solera") will be held at the Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, on December 12, 2007, beginning at 10:00 a.m. local time. At the meeting, the holders of the Company's outstanding common stock will act on the following matters:

  (1)
  the election of five directors to serve a term of one year; and

  (2)
  to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders of record at the close of business on October 29, 2007 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

        Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other recordholder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

  IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors,

Jack Pearlstein Chief Financial Officer, Treasurer and Secretary
November 5, 2007 San Ramon, California

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1
PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE	6
ITEM 1—ELECTION OF DIRECTORS	6
ITEM 2—OTHER MATTERS	7
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	16
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17
EXECUTIVE COMPENSATION	18
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	27
EXECUTIVE COMPENSATION TABLES	28
PRINCIPAL ACCOUNT FEES AND SERVICES	33
MATTERS RELATING TO AUDITORS	34
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008 MEETING	34
DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD	35
ADDITIONAL INFORMATION	35

6111 BOLLINGER CANYON ROAD
SUITE 200
SAN RAMON, CALIFORNIA 94583

ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 12, 2007

PROXY STATEMENT

        The Board of Directors (the "Board") of Solera Holdings, Inc. (the "Company" or "Solera") is soliciting proxies from its stockholders to be used at the 2007 annual meeting of stockholders to be held on December 12, 2007, beginning at 10:00 a.m. local time, at the Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. The notice of annual meeting, a proxy card, this Proxy Statement and the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on September 17, 2007 for the fiscal year ended June 30, 2007 (the "2007 Annual Report") are being mailed to stockholders on or about November 9, 2007. The fiscal year ended June 30, 2007 is referred to as "fiscal 2007" in this proxy statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

        Our Board of Directors is soliciting proxies for the 2007 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on October 29, 2007, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

        The notice of annual meeting, a proxy card, this Proxy Statement and the 2007 Annual Report are being mailed to stockholders on or about November 9, 2007.

What information is contained in this proxy statement?

        The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2007 and other information that the SEC requires us to provide annually to our stockholders.

How may I obtain Solera's10-K and other financial information?

        Stockholders can access our 2007 Annual Report our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.solerainc.com.

        Stockholders may request an additional free copy of our 2007 Annual Report from:

Solera Holdings, Inc.
Attn: Chief Financial Officer
6111 Bollinger Canyon Road, Suite 200
San Ramon, California 94583
(925) 866-1100

        We will also furnish any exhibit to the 2007 Annual Report if specifically requested.

What is the purpose of the annual meeting?

        At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will report on our fiscal 2007 performance and respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

        Only stockholders of record at the close of business on October 29, 2007, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

        You will be entitled to one vote for each outstanding share of Solera common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 64,754,813 shares of the Company's common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

        Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver's license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

        Please also note that if you hold your shares in "street name" (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

        Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 64,754,813 shares of Solera common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 32,377,407 votes will be required to establish a quorum.

        Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

        If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

        Voting by Proxy Card.    Each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card.

        Voting by Telephone or Through the Internet.    If you are a registered stockholder (that is, if you own Common Stock in your own name and not through a broker, bank or other nominee that holds Common Stock for your account in a "street name" capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1 a.m., Central Standard time, on December 11, 2007. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems.

        If you hold your shares in "street name," you must either direct the bank, broker or other record holder of your shares as to how to vote you shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

        Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

        Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in "street name," you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

        We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and for obtaining proxies.

Who is bearing the costs of soliciting these proxies?

        The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will, upon request, be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

What are the Board's recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board's recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote FOR each of the proposals.

Will stockholders be asked to vote on any other matters?

        To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

        Election of Directors.    Directors are elected by a plurality of the votes cast at the meeting, which means that the five nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked "withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        A properly executed proxy marked "abstain" with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

How are votes counted?

        In the election of directors, you may vote "FOR" all or some of the nominees or your vote may be "WITHHELD" with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

        For the other items of business, you may vote "FOR," "AGAINST" or "ABSTAIN." If you elect to "ABSTAIN," the abstention has the same effect as a vote "AGAINST." If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items.

        If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for its 2007 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

        If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

What happens if a nominee for director declines or is unable to accept election?

        If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

        You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

        The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in its quarterly report on Form 10-Q for the quarter ending December 31, 2007.

How may I obtain a copy of Solera's Bylaw provisions regarding stockholder proposals and director nominations?

        You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our Bylaws are also available on our website at www.solerainc.com.

How may I view a list of Solera's stockholders?

        A list of the stockholders of the Company entitled to attend and vote at the 2007 annual meeting will be available for viewing during normal business hours during the ten days preceding the date of the 2007 annual meeting at the Company's offices located at:

15030 Avenue of the Sciences, Suite 200
San Diego, CA 92128

The list will be available for viewing also at the 2007 annual meeting. You must be a stockholder of the Company and present valid identification to view the list.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

ITEM 1—ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation provides that the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this Proxy Statement is seven. The five candidates nominated by the Board for election as directors at the 2007 annual meeting of stockholders are identified below, each of whom is currently a member of the Board.

        If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the five persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

        All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should for any reason become unavailable to serve prior to the annual meeting, the Board will, prior to the annual meeting, (i) reduce the size of the Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person and vote in favor of the new candidate all shares represented by stockholder proxies received by the Board, unless authority to vote for all candidates nominated by the Board is withheld, or (iii) leave the place vacant to be filled at a later time. The information presented below for the director nominees has been furnished to the Company by the director nominees and directors.

        Information regarding the nominees, as of November 5, 2007, is set forth below, including their ages, the period each has served on the Board and the nominees' business experience.

        Tony Aquila has served as our President and Chief Executive Officer since our formation in April 2005, and served as a member of our board of managers between April 2005 and May 2007 and as a member of our board of directors since the completion of our corporate reorganization on May 10, 2007. From September 2001 until December 2004, Mr. Aquila held various positions, including President and Chief Operating Officer, at Mitchell International Inc., a provider of software and services to the automobile insurance, collision repair, medical claim and glass replacement industries. Mr. Aquila joined Mitchell when it acquired Ensera, Inc., an automotive claims workflow and software processing company Mr. Aquila founded in 1999. Prior to Ensera, Mr. Aquila was the Chief Executive Officer and founder of MaxMeyer America, Inc., an importer and distributor of European automotive refinishing products formed in partnership with MaxMeyer-Duco S.p.A.

        Philip A. Canfield has been a member of our board of directors since the completion of our corporate reorganization on May 10, 2007 and served as a member of our board of managers between April 2005 and May 2007. Mr. Canfield has been a principal at GTCR Golder Rauner, L.L.C. since 1997. Mr. Canfield has a B.S. in Finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the University of Chicago. Mr. Canfield serves also as a board member of several private portfolio companies of GTCR Golder Rauner, L.L.C. and GTCR Golder Rauner II, L.L.C. ("GTCR").

        Roxani Gillespie has been a member of our board of directors since the completion of our corporate reorganization on May 10, 2007 and served as a member of our board of managers between April 2005 and May 2007. Ms. Gillespie is a partner in the law firm of Barger & Wolen LLP, where she has worked since 1997. From 1986 to 1991, Ms. Gillespie served as the Commissioner of Insurance for the State of California.

        Stuart J. Yarbrough has been a member of our board of directors since the completion of our initial public offering on May 16, 2007. Mr. Yarbrough is the chief executive officer of 3Point Capital Partners, LLC, a private equity firm focusing on the building products sector, where he has worked since February 2007. From 1994 through February 2007, Mr. Yarbrough was a principal at CrossHill Financial Group Inc., a company he co-founded, which provides debt financing to growth companies. Mr. Yarbrough has a B.A. in management sciences from Duke University.

        Jerrell W. Shelton has been a member of our board of directors since the completion of our initial public offering on May 16, 2007. Mr. Shelton is an advisor to Medley Capital LLC, a private investment management firm. From June 2004 to May 2006, Mr. Shelton served as the chairman and chief executive officer of Wellness, Inc., a company that designs, manufacturers and installs healthcare equipment for hospitals and other clinical customers. From November 2000 to June 2004, Mr. Shelton served as a visiting executive, and then advisory director, for the Research Division of IBM Corporation, a provider of, among other things, business and information technology consulting and implementation services. Mr. Shelton has a B.S. in business administration from the University of Tennessee and an M.B.A. from Harvard University.

The Board of Directors recommends a vote FOR the election of each of the directors listed above

ITEM 2—OTHER MATTERS

        As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2007 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

        Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors consists currently of seven members. Following the 2007 annual meeting, if all director nominees are elected to the Board, the Board will consist of five members with two vacancies. Any additional directorships resulting from an increase in the number of directors may be filled only by the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

Number of Meetings of the Board of Directors

        The Board, including the Board of managers of our limited liability company predecessor prior to our reorganization into a corporation in connection with our initial public offering on May 10, 2007, held four meetings during fiscal 2007. Directors are expected to attend Board meetings and meetings on committees or which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board, which were established in connection with the Company's initial public offering in May 2007, held an aggregate of two meetings during the year. Each director attended at least 80% of the aggregate number of meetings of the Board and the Board committees on which he or she served held during the period for which he or she served as a director in 2007.

Attendance at Annual Meetings of the Stockholders

        All directors and director nominees are encouraged to attend the annual meeting of the stockholders.

Director Independence

        Certain rules of the New York Stock Exchange require, within 12 months of listing, that a majority of the members of the Board be "independent directors," that the Audit Committee of the Board comprise only "independent directors" and that a majority of the members of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board be "independent directors," in each case, as defined under the New York Stock Exchange Listed Company Manual.

        Based upon the information submitted by each director, and following the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that director nominees standing for election Roxani Gillespie, Stuart Yarbrough and Jerrell Shelton have no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each is an "independent director" as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In determining the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by applicable laws and regulations of the SEC and the New York Stock Exchange.

Executive Sessions

        The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. The presiding director, for purposes of leading these meetings, is the Chairman of the Nominating and Corporate Governance Committee. In 2007, our nonmanagement directors held four executive sessions.

Communications between Stockholders and the Board

        Stockholders may send communications to the Company's directors as a group or individually, by writing to those individuals or the group: c/o the Corporate Secretary, 6111 Bollinger Canyon Road, Suite 200, San Ramon, California 94583. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of the Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

        The Board has adopted a policy for submitting concerns regarding the Company's accounting or auditing matters. Reports may be sent to the Audit Committee through one of the following means: (1) calling the Company's Ethics Hotline at (800) 347-4237, which is available 24 hours per day, 365 days per year, and leaving a recorded message, (2) writing to the Audit Committee, c/o General Counsel, at 6111 Bollinger Canyon Road, Suite 200, San Ramon, California 94583, USA or (3) emailing the Audit Committee at audit.committee@solerainc.com. In each case, reports will be received by the Company's General Counsel who will forward the message to the Audit Committee. The confidentiality of all reports will be maintained to the extent consistent with law.

Committees of the Board of Directors

        The composition, duties and responsibilities of our audit committee, compensation committee and nominating and corporate governance committee are set forth below. Committee members hold office for a term of one year. In the future, our board may establish other committees, as it deems appropriate, to assist with its responsibilities. The charter for each of our committees is available on the investor relations page of our website at www.solerainc.com.

        Audit Committee.    The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent auditors' qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies from time to time, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time and (12) reporting regularly to the full board of directors.

        Our audit committee consists currently of Ms. Gillespie and Messrs. Shelton and Yarbrough. Our board of directors has determined that Ms. Gillespie and Messrs. Shelton and Yarbrough are independent directors according to the rules and regulations of the SEC and the NYSE and that Mr. Yarbrough qualifies as an "audit committee financial expert" as such term is defined in Item 407(d) of Regulation S-K. Our audit committee held three meetings in fiscal 2007.

        Compensation Committee.    The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Our compensation committee consists currently of Ms. Gillespie and Messrs. Shelton and Bondy. Our board of directors has determined that Mr. Bondy is not an independent director according to the rules and regulations of the SEC and the NYSE. It is anticipated that Mr. Yarbrough will replace Mr. Bondy on the compensation committee in order to satisfy the New York Stock Exchange independence requirements noted above. Our compensation committee acted by written consent and did not meet separately from meetings of the Board during fiscal 2007.

        Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee's purpose is to assist our board by identifying individuals qualified to become members of our board of directors consistent with criteria set by our board and to develop our corporate governance principles. This committee's responsibilities include: (1) evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) establishing a policy for considering stockholder nominees for election to our board of directors, (3) evaluating and recommending candidates for election to our board of directors, (4) overseeing the performance and self-evaluation process of our board of directors and developing continuing education programs for our directors, (5) reviewing our corporate governance principles and providing recommendations to the board regarding possible changes and (6) reviewing and monitoring compliance with our code of ethics and our insider trading policy. Our nominating and corporate governance committee consists of Ms. Gillespie and Messrs. Canfield and Shelton. Our board of directors has determined that Mr. Canfield is not an independent director according to the rules and regulations of the SEC and the NYSE. Our nominating and corporate governance committee did not meet separately from meetings of the Board in fiscal 2007.

Compensation Committee Interlocks and Insider Participation

        No member of our compensation committee is an officer or employee of us, and no member has been an officer or employee of us at any prior time. There are no interlocking relationship between any of our executive officers and compensation committee, on the one hand, and the executive officers and compensation committee of any other companies, on the other hand.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy and Procedure

        Our legal and finance departments are primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related party transactions and then determining, based on the facts and circumstances, whether we or a related-party has a direct or indirect material interest in our transactions. We formed our audit committee on May 10, 2007, which is now responsible for the review, approval or ratification of "related-person transactions" between us or our subsidiaries and related persons. "Related person" refers to a person or entity that is, or at any point since the beginning of the previous fiscal year was, a director, officer, nominee for director, or 5% stockholder of us, or the immediate family members of such a person or entity. Our audit committee does not have a written policy regarding the approval of related party transactions but will apply its review procedures to potential related-person transactions as a part of its standard operating procedures. In the course of its review and approval or ratification of a related-party transaction, the audit committee will consider:

  •
  the nature of the related party's interest in the transaction;

  •
  the material terms of the transaction, including, the amount involved and type of transaction;

  •
  the importance of the transaction to the related party and to us;

  •
  whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

  •
  any other matters the audit committee deems appropriate.

        Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the audit committee at which the transaction is considered. Since July 1, 2005, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below. All of the transactions described below were entered into prior to the formation of our audit committee, and were reviewed by our board of directors, which primarily considered the interests of our stockholders and practices with other private equity sponsor-owned companies in considering whether transactions were fair.

Indemnification and Employment Agreements

        As permitted by the Delaware General Corporation Law, our certificate of incorporation includes provisions that authorize and require us to indemnify our officers and directors to the full extent permitted under Delaware law, subject to limited exceptions. We have also entered into employment agreements with our executive officers. See "Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation."

Our April 2005 Formation and Funding

        We sold the following securities to our directors, named executive officers and principal securityholders in connection with our formation as a limited liability company in April 2005 and initial funding. Class A Common Units of our limited liability company predecessor were sold at $0.30 per unit, and Class B Preferred Units were sold at $1,000 per unit.

	Class A Common Units	Class B Preferred Units	Aggregate Purchase Price
GTCR Fund VIII, L.P.	11,291,466	846.860	$4,234,300
GTCR Fund VIII/B, L.P.	1,981,600	148.620	743,100
GTCR Co-Invest II, L.P.	60,266	4.520	22,600

Total—principal securityholders	13,333,332	1,000.000	$5,000,000
Tony Aquila	1,346,673	16.625	$420,627
John Schwinn	266,512	1.771	81,725
Michael D. Conway	188,785	2.014	58,650
Garen Staglin	72,196	2.379	24,037
Roxani Gillespie	40,482	—	12,145

Total—directors and named executive officers	1,914,648	22.789	$597,184

        The units sold to our directors and named executive officers were issued pursuant to senior management agreements or securities purchase agreements, which are described in greater detail below under the caption "—Agreements Related to our 2005 Formation and Funding and the Acquisition—Senior Management Agreements and Securities Purchase Agreements."

The Acquisition of the Claims Services Group of ADP

        On April 13, 2006, certain of our indirect, wholly-owned subsidiaries acquired the Claims Services Group (the "Acquisition") of Automatic Data Processing, Inc. ("ADP") as follows: (1) Audatex North America, Inc. acquired all of the outstanding common stock of ADP Claims Services Group, Inc., its subsidiaries and ADP Integrated Medical Solutions, Inc. from ADP, (2) Audatex North America, Inc. acquired all of the outstanding common stock of ADP Hollander, Inc. from ADP Atlantic Inc., (3) Business Services Group Holdings B.V. acquired all of the outstanding capital shares of ADP Business Services Group B.V. from ADP Nederland B.V., (4) Audatex Holdings IV B.V. acquired all of the outstanding capital shares of Audatex Holding GmbH from ADP Nederland B.V., (5) Audatex Holdings IV B.V. acquired all of the outstanding capital shares of ADP Network Services Netherlands B.V. from ADP Nederland B.V. and ADP International B.V., (6) Audatex Canada, ULC acquired the assets related primarily to our business owned by ADP Canada Co. and (7) Audatex Solutions Private Limited acquired the assets related primarily to our business owned by ADP Private Limited. The Acquisition was financed through (1) borrowings of $809.7 million, secured by assets of the businesses we acquired, including a $16.6 million revolving loan and $501.7 million and $291.4 million term loans, and (2) proceeds of $4.6 million from the issuance of Class A Common Units and $203.2 million from the issuance of Class B Preferred Units.

        In connection with the Acquisition, we sold securities of our limited liability company predecessor to our directors, named executive officers and principal securityholders in order to finance a part of the Acquisition. We also repurchased Class A Common Units from certain of our named executive officers in order to adjust the relative amounts of Class A Common Units and Class B Preferred units held by our securityholders, as well as to adjust the relative amounts of units held by our named executive officers that were vested and subject to future vesting. All Class A Common Units sold or purchased by us were sold or purchased at $0.30 per unit, and all Class B Preferred Units were sold by us at $1,000 per unit. We did not purchase any Class B Preferred Units from any investors. The following table sets forth the Class B Preferred Units sold to and the Class A Common Units either sold to or repurchased from, as applicable, each investor in connection with the Acquisition. The aggregate purchase price set forth below for each investor represents the net purchase price paid by the investor, which is equal to the purchase price of Class B Preferred Units purchased, plus the purchase price of Class A Common

Units purchased, if any, or minus the purchase price paid by us for Class A Common Units we repurchased from the investor, if any.

	Class A Common Units Sold (Repurchased)	Class B Preferred Units	Aggregate Purchase Price
GTCR Fund VIII, L.P.	12,307,698	169,067.130	$172,759,440
GTCR Fund VIII/B, L.P.	2,159,944	29,670.497	30,318,480
GTCR Co-Invest II, L.P.	65,690	902.373	922,080

Total—principal securityholders	14,533,332	199,640.000	$204,000,000
Tony Aquila	176,850	1,526.318	$1,579,373
Jack Pearlstein	954,114	1,213.766	1,500,000
John Schwinn	(62,494)	187.023	168,275
Michael D. Conway	(37,525)	202.608	191,350
Garen Staglin	7,874	223.600	225,963
Roxani Gillespie	8,202	—	2,461

Total—directors and named executive officers	1,047,021	3,353.315	$3,667,422

        The units sold to and/or purchased from our directors and named executive officers were issued and/or repurchased pursuant to amended and restated senior management agreements, a securities purchase agreement or amended and restated securities purchase agreements, which are described in greater detail below under the caption "—Agreements Related to our 2005 Formation and Funding and the Acquisition—Senior Management Agreements and Securities Purchase Agreements."

Agreements Related to Our 2005 Formation and Funding and the Acquisition

        Purchase Agreement.    As described above, we issued Class A Common Units and Class B Preferred Units to affiliates of GTCR in our April 2005 formation and funding pursuant to a purchase agreement and issued Class A Common Units and Class B Preferred Units to affiliates of GTCR in connection with the Acquisition pursuant to an amended and restated purchase agreement. In connection with our initial public offering, affiliates of GTCR and we agreed to amend and restate the amended and restated unit purchase agreement. The second amended and restated purchase agreement imposes continuing requirements on us in favor of the affiliates of GTCR who held shares of our common stock following the completion of our initial public offering, so long as they continue to hold a certain percentage of the numbers of shares of our common stock that they held following the completion of our initial public offering. So long as affiliates of GTCR continue to hold such shares, we will be required to obtain their consent prior to (1) issuing or granting any stock-based compensation to certain members of our management team, (2) increasing the number of members on each of our compensation committee and our nominating and corporate governance committee and (3) increasing the number of shares available for issuance under our equity plans. So long as they continue to hold the requisite amount of shares noted above, the affiliates of GTCR will also be entitled to designate one member of each of our compensation committee and our nominating and corporate governance committee.

        Senior Management Agreements and Securities Purchase Agreements.    In connection with our April 2005 formation and funding, we entered into senior management agreements with each of Messrs. Aquila, Schwinn and Conway and securities purchase agreements with Mr. Staglin and Ms. Gillespie, pursuant to which these individuals purchased Class A Common Units and Class B Preferred Units. In connection with the Acquisition, we entered into amended and restated senior management agreements with each of Messrs. Aquila, Schwinn and Conway and, in the case of Mr. Pearlstein, an employment agreement, which set forth the terms of employment for each of our named executive officers following the Acquisition, as described in greater detail under the caption "Executive Compensation—Elements of Compensation." Each of our named executive officers also purchased Class A Common Units and Class B Preferred Units pursuant to these agreements, or, in the case of Mr. Pearlstein, a securities purchase agreement, and the agreements set forth certain terms and restrictions as to all units held by these executives. In connection with the Acquisition, we also entered into amended and restated securities purchase agreements with Mr. Staglin and Ms. Gillespie pursuant to which these directors purchased Class A Common and Class B Preferred Units, and these agreements set forth certain terms and restrictions as to all units held by these managers. We expect to enter into second amended and restated senior management agreements with each of Messrs. Aquila, Schwinn and Conway; an amended and restated securities purchase agreement with Mr. Pearlstein; and second amended and restated securities purchase agreements with Ms. Gillespie and Mr. Staglin. We expect to enter into these agreements primarily to reflect: the reverse split of our common units, our conversion into a corporation, the conversion of all of our outstanding equity units into shares of our common stock and the completion of our initial public offering.

        The following sets forth the terms of the existing agreements with respect to the shares of common stock held by our named executive officers and certain of our directors resulting from the conversion of equity units purchased in connection with our formation and funding and the Acquisition.

        Of the shares of common stock acquired by our named executive officers and/or directors pursuant to the agreements described above, the table below sets for the number of shares held by each individual that are subject to vesting.

Executive Officer or Director	Shares of Common Stock Subject to Vesting
Tony Aquila	1,309,226
Jack Pearlstein	785,535
John Schwinn	177,796
Michael D. Conway	122,840
Garen Staglin	48,684
Roxani Gillespie	48,684

        Of the shares subject to vesting, 20% vested in April 2006 and the remainder vest 5% at the end of each fiscal quarter ending after April 2006, so long as, in the case of an executive officer, he remains employed by us or one of our subsidiaries or, in the case of a director, he or she remains manager or director of us or one of our subsidiaries. If the employment of any executive officer or the service of any manager/director is terminated, any unvested shares will be subject to repurchase by us, or by affiliates of GTCR to the extent that we do not exercise our repurchase right, for a repurchase price equal to the lesser of the original purchase price, $0.30 per share, and the fair market of the shares as of the date of termination.

        The amended and restated senior management agreements, Mr. Pearlstein's securities purchase agreement and the amended and restated securities purchase agreements prohibit the transfer of unvested shares, other than:

  •
  to us or affiliates of GTCR pursuant to the repurchase right described above;

  •
  to family members, pursuant to laws of inheritance or to a guardian, in each case so long as the transferee agrees to be bound by the transfer restrictions; or

  •
  pursuant to a sale of us, in connection with participation rights in sales by affiliates of GTCR or certain public sales executed by specified affiliates of GTCR.

        The transfer restrictions survive with respect to each share of our common stock until the earliest of:

  •
  the date on which such share is transferred in a public sale permitted by the agreement; and

  •
  the consummation of a sale of the business.

        Securityholders Agreement.    In connection with the Acquisition, we entered into a securityholders agreement with affiliates of GTCR and certain of our named executive officers. Subject to specified conditions, the agreement requires the securityholders who are parties to it to consent to any sale of us to a non-affiliate of GTCR if the sale is approved by the holders of a majority of the units subject to the agreement. This provision generally applies to any set of transactions that results in the acquisition, by a person or group of related persons, of substantially all of our assets or of an amount of our units with sufficient voting power to elect a majority of our managers. However, a public offering of our units (or the equity units of our successor) or a sale to GTCR affiliates is not subject to this provision. This agreement was terminated in connection with our initial public offering.

        Professional Services Agreement.    In connection with our April 2005 initial formation and funding, we entered into a professional services agreement with GTCR, pursuant to which we engaged GTCR as a financial and management consultant. Under this agreement, GTCR agreed to consult with our board of managers and management regarding corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financings. We agreed to pay GTCR an annual management fee of $250,000 and to reimburse GTCR for fees and expenses incurred by GTCR or its personnel in connection with the performance of their obligations under this agreement. We agreed also to pay GTCR a placement fee equal to 1% of the gross amount of any debt or equity financing of us or any of our subsidiaries and to indemnify GTCR and its personnel against losses arising from their performance under the agreement (except due to gross negligence or willful misconduct). During fiscal 2005 and fiscal 2006, we paid fees to GTCR under this agreement of approximately $0.5 million and $11.0 million, respectively. During fiscal 2007, we paid GTCR approximately $208,000 in management fees. This agreement was terminated in connection with our initial public offering.

        Advisory Service Agreement.    We entered into a letter agreement in February 2006 with Garen Staglin, one of our directors, pursuant to which Mr. Staglin received an advisory and success fee of $3.8 million upon the closing of the Acquisition.

        Consulting Agreement.    We entered into a consulting agreement in September 2006 with Roxani Gillespie, one of our directors, pursuant to which Ms. Gillespie was employed to resolve certain employee relations issues for us in the Netherlands. Ms. Gillespie was paid a fee of $26,000 per month for a three-month period under the terms of this agreement. All of these fees were paid prior to our reorganization into a corporation, our initial public offering and our listing on the New York Stock Exchange.

  Registration Rights Agreement

        We entered into a registration rights agreement pursuant to which we have agreed to register for sale under the Securities Act shares of our common stock in the circumstances described below. All persons who purchased our units in connection with our formation and funding or the Acquisition are parties to the registration rights agreement. This agreement provides some holders of our common stock with the right to require us to register common stock owned by them and other stockholders who are parties to the agreement and provides stockholders who are parties to the agreement with the right to include common stock owned by them in a registration statement under most other circumstances. The following describes such rights and circumstances.

        Demand Rights.    The holders of a majority of the shares of our common stock issued with respect to units purchased by affiliates of GTCR in connection with the Acquisition or our 2005 formation and funding have the right to require us to register their shares.

        We call the right to require us to register shares a demand right and the resulting registration a demand registration. Stockholders with demand rights may make an unlimited number of such demands for registration on Form S-1 or, if available to us, on Form S-3. Holders of piggyback rights, described below, may include shares they own in a demand registration.

        Piggyback Rights.    A larger group of stockholders can request to participate in, or "piggyback" on, registrations of any of our securities for sale by us or by a third party. We call this right a piggyback right and the resulting registration a piggyback registration. The piggyback right applies to the following shares:

  •
  the shares described above that have demand rights;

  •
  shares of our common stock held by specified executive officers, as well as any other executive officer who, with the consent of an affiliate of GTCR, becomes a party to the registration rights agreement. As of June 30, 2007, all of our named executive officers, Ms. Gillespie and Mr. Staglin were parties to the registration rights agreement; and

  •
  shares of our common stock held by any other person to whom we issue equity securities and whom we permit, with the consent of an affiliate of GTCR, to become a party to the registration rights agreement.

        The piggyback right applies to any registration other than:

  •
  our initial public offering;

  •
  a demand registration; or

  •
  a registration on Form S-4 or S-8.

        Conditions and Limitations; Expenses.    The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances.

        We are not required to make a demand registration on Form S-1 within 90 days of either a prior demand registration on Form S-1 or a prior piggyback registration, unless those stockholders with piggyback rights were unable to register all the shares they wished to in the prior piggyback registration. In addition, holders of securities with registration rights may not make any public sale of our equity securities (including sales under Rule 144) during a period that begins seven days before the effectiveness of a registration statement and that ends, in the case of our initial public offering, 180 days after the initial public offering and, in any other underwritten offering in which registration rights are exercised, 180 days after effectiveness. In either case, the managing underwriters for the relevant offering may agree to shorten this period.

        The underwriters in any demand registration will be selected by the holders of a majority of the shares with demand rights that are included in the registration, and the underwriters in any piggyback registration that is underwritten will be selected by the holders of a majority of the shares that are included in the piggyback registration.

        Other than underwriting discounts and commissions and brokers' commissions, we will pay all registration expenses in connection with a registration, as well as reasonable (or otherwise limited) fees for legal counsel to the stockholders with registration rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information known to the Company regarding beneficial ownership of the Company's Common Stock, as of the Record Date, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 64,754,813 shares of common stock outstanding as of the Record Date. As of the Record Date, there were no common stock options or restricted stock units held by our directors and executive officers that will vest or were exercisable within 60 days of the Record Date. Information in the table is derived from Securities and Exchange Commission filings made by such persons on Schedule 13G and/or under Section 16(a) of the Exchange Act and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them

	Shares Beneficially Owned
Name of Beneficial Owner
	Number	Percent
Stockholders owning 5% or more:
GTCR Funds(1)	10,470,253	16.2%
Directors and Executive Offiers:
Tony Aquila(2)	1,451,196	2.2%
Jack Pearlstein(3)	894,324	1.4%
John Schwinn	186,034	*
Michael D. Conway	67,564	*
Philip A. Canfield(1)	10,470,253	16.2%
Craig A. Bondy(1)	10,470,253	16.2%
Garen Staglin(4)	83,286	*
Roxani Gillespie	48,684	*
Stuart J. Yarbrough	—	—
Jerrell W. Shelton	—	—
All directors and executive officers as a group (ten persons)	13,201,341	20.4%

*
Less than 1%

(1)
Beneficial ownership information includes 8,866,839 shares of common stock held by GTCR Fund VIII, L.P., 1,556,089 shares of common stock held by GTCR Fund VIII/B, L.P. and 47,325 shares of common stock held by GTCR Co-Invest II, L.P. We refer to GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., collectively, as the GTCR Funds. The shares beneficially owned directly by each of GTCR Fund VIII, L.P. and GTCR Fund VIII/B, L.P. are beneficially owned indirectly by GTCR Partners VIII, L.P., the general partner of each; and by GTCR Golder Rauner II, L.L.C., its general partner. The shares beneficially owned directly by GTCR Co-Invest II, L.P. are beneficially owned indirectly by GTCR Golder Rauner II, L.L.C., its general partner. GTCR Golder Rauner II, L.L.C., through a six-person members committee (comprising Mr. Canfield, David A. Donnini, Edgar D. Jannotta, Jr., Joseph P. Nolan, Bruce V. Rauner and Collin E. Roche), has voting and dispositive authority over the shares held by GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P. and GTCR Co-Invest II, L.P., and therefore beneficially owns such shares. Decisions of the members committee with respect to the voting and disposition of the shares are made by a vote of a majority of its members and, as a result, no single member of the members committee has voting or dispositive authority over the shares. Each of Messrs. Canfield and Bondy are members of our board of directors and, along with

  Messrs. Donnini, Jannotta, Nolan, Rauner, Roche, Vincent J. Hemmer, David S. Katz and Constantine S. Mihas, are principals of GTCR Golder Rauner II, L.L.C., and each of them disclaims beneficial ownership of the shares held by the GTCR Funds, except to the extent of his proportionate pecuniary interest in such shares. The address of each of GTCR Fund VIII, L.P., GTCR Fund VIII/B, L.P., GTCR Co-Invest II, L.P. and Messrs. Canfield and Bondy is c/o GTCR Golder Rauner II, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.

(2)
Includes 50,000 shares of common stock held by each of Anthony Aquila 2007 Annuity Trust dated May 10, 2007 and Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007. Such shares and those held directly by Mr. Aquila are subject to transfer restrictions and certain of the shares held directly by Mr. Aquila are subject to repurchase rights under an amended and restated senior management agreement among us, the two trusts noted above and Mr. Aquila. Mr. Aquila is the trustee of Anthony Aquila 2007 Annuity Trust dated May 10, 2007. Shelly Renee Aquila is the trustee of Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007 and is the spouse of Mr. Aquila. Mr. Aquila does not exercise any voting or investment control over the shares of common stock held by Shelly Renee Aquila 2007 Annuity Trust dated May 10, 2007.

(3)
Includes 66,666 shares of common stock held by each of Ian Z. Pearlstein 2001 Trust and Ivanna V. Pearlstein 2001 Trust. The beneficiaries of Ian Z. Pearlstein 2001 Trust and Ivanna V. Pearlstein 2001 Trust are Ian Z. Pearlstein and Ivanna V. Pearlstein, respectively, who are minor children of Mr. Pearlstein. Mr. Pearlstein does not exercise any voting or investment control over the shares of common stock held by Ian Z. Pearlstein 2001 Trust or Ivanna V. Pearlstein 2001 Trust. Such shares and the shares held directly by Mr. Pearlstein are subject to transfer restrictions and certain of the shares held directly by Mr. Pearlstein are subject to repurchase rights under a securities purchase agreement among us, the two trusts noted above and Mr. Pearlstein.

(4)
Includes 4,708 shares of common stock held by each of The Brandon K. Staglin Irrevocable Trust and The Shannon K. Staglin Irrevocable Trust. Such shares and those held directly by Mr. Staglin are subject to transfer restrictions and certain of the shares held directly by Mr. Staglin are subject to repurchase rights under an amended and restated purchase agreement among us, the two trusts noted above and Mr. Staglin. The beneficiaries and trustees of The Brandon K. Staglin Irrevocable Trust and The Shannon K. Staglin Irrevocable Trust are Brandon K. Staglin and Shannon K. Staglin, respectively, children of Mr. Staglin. Mr. Staglin does not exercise any voting or investment control over the shares of common stock held by The Brandon K. Staglin Irrevocable Trust or The Shannon K. Staglin Irrevocable Trust.

        Since the beginning of the last fiscal year, on July 1, 2006, a change of control of the Company has occurred as follows. In connection with the Company's initial public offering, which was completed on May 16, 2007, and a follow-on offering, completed on October 10, 2007, the GTCR Funds sold shares of the Company's common stock. Prior to the Company's initial public offering, the GTCR Funds collectively held approximately 90.7% of the Company's outstanding common stock, and following the offering in October, the GTCR Funds collectively held approximately 16.2% of the Company's outstanding common stock. To the Company's knowledge, no person or group beneficially owns 5% or more of the Company's outstanding common stock other than as set forth in the table above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that the Company's executive officers, directors and greater than 10% owners file reports of ownership and changes of ownership of Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. Based on a review of the Securities and Exchange Commission filed ownership reports during fiscal 2007, the Company believes that all Section 16(a) filing requirements were met during the year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis focuses on the compensation arrangements we have with our "named executive officers" as required under the rules of the SEC. The SEC rules require disclosure for the Chief Executive Officer and Chief Financial Officer regardless of compensation level, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. During fiscal 2007, we had four executive officers, including our Chief Executive Officer and Chief Financial Officer. All of these executive officers, including the Chief Executive Officer and Chief Financial Officer, are sometimes referred to herein as the "named executive officers" or the "executive officers."

Role of the Compensation Committee

        In May 2007, our board of directors established a compensation committee consisting of Mr. Bondy, an employee of affiliates of GTCR, and Ms. Gillespie. Mr. Shelton was appointed to the compensation committee following the completion of our initial public offering. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with our Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. In light of our recent initial public offering, the compensation committee expects to undertake a substantial review of our existing compensation programs, objectives and philosophy and determine whether such programs, objectives, and philosophy are appropriate for our company as a public company.

        Prior to our conversion into a corporation and initial public offering in May 2007, we existed as a limited liability company. In November 2006, the board of managers established a compensation committee consisting of Mr. Bondy and Ms. Gillespie. Prior to November 2006, compensation matters were handled by our entire board of managers. In general, the compensation of our named executive officers for fiscal 2006 and 2007 was established in agreements we entered into with them in connection with our formation in April 2005 and the Acquisition in 2006. Such agreements were determined by negotiations between our named executive officers and GTCR, our private equity sponsor and, until our initial public offering, our majority equity holder. Thus, much of our compensation policies and practices for fiscal 2006 and 2007 were determined by GTCR, as the majority equity holder, based on its past practice and experience with other of its portfolio companies, and negotiated with our executive officers. Going forward, executive compensation matters will be evaluated, determined and handled by our compensation committee.

        The compensation committee is responsible for designing and evaluating our compensation plans for directors and executive officers, including the Chief Executive Officer, making recommendations to the board of directors and management regarding those plans, awarding incentive compensation to executive officers and administering other compensation programs as authorized by the board of directors. The compensation committee is tasked also with producing the annual report on executive officer compensation for inclusion in our annual report or proxy materials in accordance with applicable SEC rules. The compensation committee alone determines the salary and overall compensation of our Chief Executive Officer. When establishing the compensation of the other named executive officers, the compensation committee takes into consideration the recommendations of the Chief Executive Officer.

        Consistent with our performance-based compensation philosophy, the compensation committee reviews and approves our compensation programs to effectively balance executive officers' salaries with incentive compensation that is performance-based as well as to reward annual performance while maintaining a focus on longer-term objectives. We believe that it serves the needs of our stockholders and key executives to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varies based on an executive officer's position and responsibilities.

        To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the compensation committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation and attempts to structure the total compensation package between short-term and long-term compensation, and currently paid cash and equity compensation, each in a way that meets the objectives set forth above.

        The compensation committee has the authority to retain the services of outside advisors, experts and compensation and benefits consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers, the board of directors and our compensation framework generally. Neither we nor our compensation committee benchmarked our executive compensation or engaged outside consultants in fiscal 2007 to review our executive or director compensation policies and procedures or to advise us on compensation matters.

        To continue to establish competitive levels of compensation, and an appropriate balance of base salary, performance-based compensation and equity compensation, the compensation committee intends to retain the services of an independent, third party consultant during fiscal 2008 to benchmark and assess its compensation framework. The financial objectives of its compensation framework will be the budget approved by our board of directors for fiscal 2008.

Objectives of Our Compensation Programs

        The key objectives of our executive compensation programs are (1) to attract, motivate, reward and retain the best possible executive officers with the skills necessary to successfully manage and grow our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) to align the interests of the executive officers with those of our stockholders through incentive and long-term compensation programs. For our named executive officers, our annual and long-term incentives are designed to support these objectives by providing a significant financial correlation between our financial results and total compensation.

        The compensation committee will determine annually whether the compensation programs have met the objectives outlined above by assessing (1) the retention level or level of attrition among performing key executive officers year over year and (2) the relationship between our financial performance year over year and increases or decreases in executive compensation.

What Our Compensation Programs are Designed to Reward

        A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance and growth and increased stockholder value, as reflected in increases in our equity value. As discussed elsewhere in this Compensation Discussion and Analysis, the compensation policies applicable to our named executive officers are based on our Company's pay-for-performance philosophy. A significant portion of compensation (e.g., long-term incentives and equity ownership) is contingent upon achievement of measurable operating and financial targets and enhanced equity value, as opposed to current cash compensation and perquisites not directly linked to objective financial performance (e.g., base salary). This compensation mix is consistent with our performance-based philosophy that the role of executive officers is to enhance stockholder value over the long term.

Elements of Compensation

        The elements of our compensation program are:

  •
  base salary;

  •
  annual cash incentives;

  •
  long-term incentives;

  •
  equity ownership;

  •
  post-termination benefits, including severance and retirement benefits; and

  •
  certain additional executive benefits and perquisites.

        Each element of compensation was evaluated in terms of its contribution to each executive's overall total compensation package for the year and whether the total compensation was appropriate.

        These components, individually and in the aggregate, are designed to accomplish one or more of the compensation objectives described above. For this reason, no single element dominates the compensation package of a named executive officer. Amounts of base salary and annual bonuses for fiscal 2007 were fixed by employment agreements entered into with each of the named executive officers in connection with the Acquisition, although these amounts were increased in certain cases pursuant to action by our board of directors in response to our financial and operating performance. For periods following fiscal 2007, these amounts will be established pursuant to the procedures set forth below, based on amounts paid to executives from comparable companies (which companies our compensation committee has not yet determined) and based upon our financial performance.

  Base Salary

        We provide a base salary to our executive officers to compensate them for their full-time services during the year. Base salary is established based on our expectations of the respective executive officer's contributions to substantially contributing to the growth in the value of our company. Therefore, the compensation committee considers the experience, skills, knowledge, past performance and responsibilities required of the executive officers in their roles. When the board of managers of our limited liability company predecessor established the base salaries of the executive officers for the fiscal year ended June 30, 2007, it considered several factors, including the years of service of the individual, individual's duties and responsibilities, the ability to replace the individual, the base salary at the individual's prior employment, market data on similar positions with competitive companies as information becomes available to us informally through recruitment/search consultants in connection with our recent hiring efforts, and through our directors' experience with other affiliated portfolio companies. We seek to maintain base salaries that are competitive with the marketplace, to allow us to attract and retain executive talent.

        On April 13, 2006, we entered into an amended and restated senior management agreement with each of our named executive officers, other than Mr. Pearlstein, with whom we entered into an employment agreement. Mr. Aquila's base salary was adjusted pursuant to an amendment to his senior management agreement negotiated between him and the board of managers of our limited liability company predecessor in January 2007, at which time the board considered our performance since the Acquisition. The base salaries for the fiscal years ended June 30, 2006 and 2007 are set forth below.

	Base Salary Fiscal Year Ended June 30,
Name
	2006	2007
Tony Aquila	$303,650	$475,000
Jack Pearlstein(1)	53,077	300,000
John Schwinn	150,493	200,000
Michael D. Conway	154,705	200,000

(1)
Mr. Pearlstein joined us in April 2006 and prior to that received $87,910 from us for consulting services provided in connection with the Acquisition.

  Annual Cash Incentives

        Incentive Payments based on Pre-Set Performance Objectives.    Each of our named executive officers may receive an annual bonus, based upon the satisfaction of certain financial performance criteria determined by our board, up to the following percentage of base salary: Mr. Aquila, 75% for the first six months of fiscal 2007, during which his salary was $225,000, based on an annual base salary of $450,000, plus 100% for the remainder of fiscal 2007, during which his salary was $250,000, based on an annual base salary of $500,000 (for fiscal 2008, Mr. Aquila's percentage remains at 100% of his base salary); Mr. Pearlstein, 75%; Mr. Schwinn, 40%; and Mr. Conway, 35%. These amounts were established in agreements negotiated between our executives and GTCR in connection with our formation and the Acquisition. Mr. Aquila's bonus percentage was adjusted in connection with an amendment to his senior management agreement negotiated between him and the board of managers of our limited liability precedessor in January 2007, at which time the board considered our performance since the Acquisition. The relevant financial criteria established by our board of directors consisted of revenue and Adjusted EBITDA, as compared to budgeted amounts, and bonus amounts are established by the board based on an overall qualitative assessment of our performance compared to such budgeted amounts. Due to, in the view of the board of directors, our performance in fiscal 2007 exceeding such criteria, the board of directors awarded our executive officers bonuses in excess of such target amounts. The target amounts and the amounts actually paid are indicated in compensation tables following this Compensation Discuss and Analysis.

        Discretionary Incentive Bonus Awards.    None of our executive officers to date has received discretionary bonuses other than annual bonuses, although the compensation committee may elect to award such bonuses in the future.

  Long-Term Incentives

        All of our executive officers have equity incentives in the form of equity investments that they made at our formation in 2005, in connection with the Acquisition in 2006 or both. Certain of our executive officers have also received long-term equity incentive compensation in the form of restricted stock units, and all of our executive officers are eligible to receive future grants under our 2007 Long-Term Equity Incentive Plan. In general, our equity incentive structure is intended to accomplish the following main objectives:

  •
  encourage the judgment, initiative and efforts of employees toward our continuing success;

  •
  increase equity ownership levels of key employees;

  •
  assist us in attracting, retaining and motivating key employees;

  •
  reward participants for demonstrated leadership and performance in relation to the creation of stockholder value; and

  •
  ensure competitive levels of compensation in line with chosen peer groups; and balance and align the interests of participants and stockholders.

        Equity awards that may be granted under our equity incentive plan and equity that the executives purchased vest over a period of time to encourage retention of our executive officers and focus their efforts on the creation of long-term stockholder value and corporate objectives. We believe our ability to grant equity-based awards also serves to attract new executive talent, if necessary.

  2007 Long-term Equity Incentive Plan

        General.    In connection with the initial public offering, we established a stock-based compensation plan through the adoption of the 2007 Long-Term Equity Incentive Plan, which became effective immediately prior to the completion of the initial public offering.

        Administration.    The equity incentive plan is administered by the compensation committee. Our board may, however, at any time resolve to administer the equity incentive plan. Subject to the specific provisions of the equity incentive plan, the compensation committee is authorized to select persons to participate in the equity incentive plan, determine the form and substance of grants made under the equity incentive plan to each participant and otherwise make all determinations for the administration of the equity incentive plan.

        Participation.    Directors (including non-employee directors), officers (including non-employee officers) and employees of, and other individuals performing services for, or to whom an offer of employment has been extended by, us or our subsidiaries are eligible to participate in the equity incentive plan.

        Types of Awards.    The equity incentive plan provides for the issuance of stock options, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the compensation committee.

        Available Shares.    An aggregate of 4,300,000 shares of our common stock was initially reserved for issuance under the equity incentive plan, subject to certain adjustments reflecting changes in our capitalization. If any grant under the equity incentive plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any shares or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld shares will thereafter be available for further grants under the equity incentive plan.

        Option Grants.    Options granted under the equity incentive plan may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), or non-qualified stock options, as the compensation committee may determine. The exercise price per share for each option will be established by the compensation committee, except that the exercise price may not be less than 100% of the fair market value of a share of common stock as of the date of grant of the option. In the case of the grant of any incentive stock option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all of our classes of stock then outstanding, the exercise price may not be less than 110% of the fair market value of a share of common stock as of the date of grant of the option. The fair market value of a share of common stock on a given date is determined by the closing price of our stock on the NYSE (or other exchange if our common stock is no longer traded on the NYSE) as of such date (or, if such date is not a trading date, the immediately preceding trading day). In connection with the initial public offering, we granted 428,400 options to our employees. None of the options were granted to the named executive officers.

        Terms of Options.    The term during which each option may be exercised will be determined by the compensation committee, but if required by the Code and except as otherwise provided in the equity incentive plan, no option will be exercisable in whole or in part more than ten years from the date it is granted, and no incentive stock option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all of our classes of stock will be exercisable more than five years from the date it is granted. All rights to purchase shares pursuant to an option will, unless sooner terminated, expire at the date designated by the compensation committee. The compensation committee will determine the date on which each option will become exercisable and may provide that an option will become exercisable in installments. The shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the compensation committee. Prior to the exercise of an option and delivery of the shares represented thereby, the optionee will have no rights as a stockholder, including any dividend or voting rights, with respect to any shares covered by such outstanding option. If required by the Code, the aggregate fair market value, determined as of the grant date, of shares for which an incentive stock option is exercisable for the first time during any calendar year under all of our equity incentive plans may not exceed $100,000.

        Termination of Options.    Unless otherwise determined by the compensation committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us for any reason other than death, disability, retirement or termination for cause, all of the participant's options that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 30 days after the date of such cessation. In the case of death or disability, all of the participant's options that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant's options that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, us for any reason, all of the participant's options will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

        Restricted Stock and Deferred Shares.    Restricted stock is a grant of shares of our common stock that may not be sold or disposed of, and that may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period set by the compensation committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the compensation committee determines otherwise. An award of deferred shares confers upon a participant the right to receive shares of our common stock at the end of a deferral period set by the compensation committee, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the deferral period. Prior to settlement, an award of deferred shares carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted in connection with restricted stock or deferred shares. In connection with our initial public offering, we granted 304,730 restricted stock units to two of our directors and certain of our employees. Of the 304,730 restricted stock units, 200,864 were granted to named executive officers (150,648 and 50,216 restricted stock units were granted to Messrs. Aquila and Pearlstein, respectively), and 13,333 were granted to each of Messrs. Shelton and Yarbrough.

        Dividend Equivalents.    Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock. Dividend equivalents may be granted alone or in connection with another award and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our common stock.

        The compensation committee is authorized to grant other awards that are denominated or payable in, valued by reference to or otherwise based on or related to shares of our common stock, under the equity incentive plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the compensation committee. The compensation committee will determine the terms and conditions of these awards.

        Performance Awards.    The compensation committee may subject a participant's right to exercise or receive a grant or settlement of an award and the timing of the grant or settlement, to performance conditions specified by the compensation committee. Performance awards may be granted under the equity incentive plan in a manner that results in their qualifying as performance-based compensation exempt from the limitation on tax deductibility under Section 162(m) of the Code for compensation in excess of $1.0 million paid to our Chief Executive Officer and our four other most highly compensated officers. The compensation committee will determine performance award terms, including the required levels of performance with respect to particular business criteria, the corresponding amounts payable upon achievement of those levels of performance, termination and forfeiture provisions and the form of settlement. In granting performance awards, the compensation committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals based on one or more business criteria. Business criteria may include, for example, total stockholder return, net income, pretax earnings, various measures of cash flow, earnings per share or return on investment.

        Amendment of Outstanding Awards and Amendment/Termination of Plan.    Our board of directors or the compensation committee generally has the power and authority to amend or terminate the equity incentive plan at any time without approval from our stockholders. The compensation committee generally has the authority to amend the terms of any outstanding award under the plan, including, without limitation, the ability to reduce the exercise price of any options or to accelerate the dates on which they become exercisable or vest, at any time without approval from our stockholders. No amendment will become effective without the prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Code, under provisions of Section 422 of the Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Unless previously terminated by our board of directors or the compensation committee, the equity incentive plan will terminate on the tenth anniversary of its adoption. No termination of the equity incentive plan will materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the long-term equity incentive plan.

        The compensation committee has not yet made its determination as to its future expectations with respect to types and amounts future grants under the long-term equity incentive plan to executive officers. The equity grants to Messrs. Aquila and Pearlstein made in connection with the completion of our initial public offering were made in part to reward these executives for the successful completion of the offering, partially in satisfaction, with respect to Mr. Aquila's grants, of an obligation under Mr. Aquila's employment agreement and also to provide further incentives with respect to the long-term performance of our company and the retention of Messrs. Aquila and Pearlstein.

        The restricted stock units granted to Messrs. Aquila and Pearlstein in connection with our initial public offering in May 2007 are subject to vesting. 40% vested immediately upon grant, and an additional 5% vest each fiscal quarter. The stock options granted to employees in connection with our initial public offering have an exercise price equal to the initial public offering price. The stock options and restricted stock units granted to employees in connection with the initial public offering will vest 25% at the end of fiscal 2008 and then 6.25% at the end of each fiscal quarter thereafter. Future grants of stock options, restricted stock units and other securities will be at the discretion of the compensation committee.

  Equity Ownership

        Senior Management and Securities Purchase Agreements.    In connection with our formation in April 2005, Messrs. Aquila, Schwinn and Conway entered into senior management agreements, pursuant to which they acquired equity interests in our company. These equity interests consisted of preferred interests that accrued a percentage yield and common interests that could participate in increases in the equity value of our company. Additionally, some of the common interests were immediately vested and others were subject to vesting over a five-year period. In connection with the Acquisition in April 2006, Mr. Pearlstein entered into a securities purchase agreement, pursuant to which he purchased preferred and common interests, some of which common interests were subject to vesting. In connection with the Acquisition, Messrs. Aquila, Schwinn and Conway agreed to amend and restate their senior management agreements, both to purchase additional equity in connection with the Acquisition and to alter the relative amounts of interests that were vested and subject to vesting. We expect to enter into a second amended and restated senior management agreement with each of Messrs. Aquila, Schwinn and Conway and an amended and restated securities purchase agreement with Mr. Pearlstein, among other things, to reflect our common unit split in April 2007, our conversion into a corporation, the conversion of our equity units into shares of our common stock and the completion of our initial public offering. The amount of each executive's investment and the relative amounts of interests subject to vesting were negotiated with GTCR, the private equity sponsor of our formation and the Acquisition, in accordance with what GTCR believed to be the appropriate level of equity and long-term incentives for its investment in our company and the Acquisition.

        The terms of the senior management agreements of Messrs. Conway and Schwinn provide that in connection with a public offering of shares held by GTCR, each will be entitled to sell a number of shares based on the proportion of GTCR's shares sold in the offering and limited by the number of such executive's shares that have vested. The terms of Mr. Aquila's senior management agreement and Mr. Pearlstein's securities purchase agreement provide that in connection with a public offering of shares held by GTCR, each will be entitled to sell a number of shares based on the proportion of GTCR's shares sold in the offering, and if the number of vested shares held by such executive is less than he is entitled to sell, the vesting of additional shares will be accelerated.

        2007 Employee Stock Purchase Plan.    In connection with our initial public offering, we adopted the 2007 Employee Stock Purchase Plan. The purpose of the plan is to provide an incentive for our employees (and employees of our subsidiaries designated by our board of directors) to purchase our common stock and acquire an equity interest in us. The compensation committee administers the plan, under which we have reserved for issuance 1,500,000 shares of our common stock. We have not issued any shares of common stock in connection with this plan.

        2006 Securities Purchase Plan.    In November 2006, our board of managers adopted the 2006 Securities Purchase Plan. In January and February, pursuant to securities purchase agreements, 24 employees purchased common equity interests in our company that were converted into approximately 740,000 shares of our common stock. Pursuant to such agreements, the shares of stock held by these employees remains subject to vesting over a five-year period, and unvested shares remain, under certain circumstances, subject to repurchase by us or, to the extent we do not repurchase, by GTCR. No additional equity will be issued under this plan.

  Post-Termination Benefits

        We provide post-termination benefits to our executive officers in the form of severance payments, a 401(k) plan and change of control arrangements. We agreed to provide severance benefits to our executive officers to afford them financial protection in the event of a termination without cause or a resignation for good reason. We offer a 401(k) plan with matching contributions to our executive officers because we feel it is an important retirement benefit to offer to all of our plan participants. GTCR included change of control payments in the executive officers' senior management and securities purchase agreements to reward them in the event that GTCR decided to and was able to sell our company (of which GTCR originally owned substantially all of the equity) and to retain the executive officers during a period in which GTCR or we contemplated, negotiated and were in the process of consummating a change of control of our company. The details of these post-termination benefits are described below.

        Severance Payments.    The severance benefits for each executive officers are set forth in an amended and restated senior management agreement, in the case of each of Messrs. Aquila, Schwinn and Conway, and an employment agreement, in the case of Mr. Pearlstein. If employment of any named executive officer is terminated by us without "cause" (as that term is defined in the applicable agreement) or is terminated by the executive for "good reason" (as that term is defined in the applicable agreement) during the employment term, then such officer will be entitled to continue to receive his base salary, a pro-rated portion of his bonus for the prior fiscal year, in the case of Messrs. Aquila and Pearlstein, and employee benefits, in each case, for the following severance period after the date of such termination: Messrs. Aquila and Pearlstein, eighteen months, subject to an extension of either six or twelve months by us; Mr. Schwinn, six months; and Mr. Conway, five months. These severance arrangements were negotiated between GTCR and the executive officers in connection with our formation and the Acquisition. The senior management agreements and Mr. Pearlstein's employment agreement contain provisions requiring the executive to protect the confidentiality of our proprietary and confidential information. Each named executive officer has agreed not to solicit any of our employees or persons with whom we have certain business relationships for the duration of his respective severance period or, if no severance period is applicable, twenty-four months following his termination.

        Retirement Benefits.    We sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to approximately 35% of compensation. The 401(k) plan makes an annual matching contribution of 58% of the first 6% of the participants' contribution. Messrs. Aquila and Schwinn have elected to participate in this plan but did not receive any payments in fiscal 2007.

        Change of Control Agreements.    The amended and restated senior management agreements, in the case of Messrs. Aquila, Schwinn and Conway, and the securities purchase agreement, in the case of Mr. Pearlstein, provide that any unvested shares held by the respective executive officer will immediately vest upon the consummation of a sale of our company. Once vested, shares held by the executive officer are no longer subject to repurchase under his respective agreement. Unvested shares are subject to repurchase by us or, if we decline to purchase all of the unvested shares, GTCR in the event of a termination of the executive officer's employment for any reason at a price of $0.30 per share. A sale of the company is defined in the agreements as a transaction or transactions pursuant to which a person or entity or group of related persons or entities acquire(s) (1) stock of our company possessing the voting power to elect a majority of our board of directors or (2) all or substantially all of our assets. The amounts of vested and unvested equity interests and the terms for vesting, repurchase and change of control were determined between GTCR and our executive officers at the time of the equity investments made in connection with our formation and the Acquisition.

  Executive Benefits and Perquisites

        We do not provide material perquisites that are not, in the compensation committee's view, integrally and directly related to the executive's duties. Nor do we otherwise maintain retirement, pension or deferred compensation programs for executives other than participation in our 401(k) plan as described above. Members of senior management participate in our other broad-based benefit programs available to our salaried employees including health, dental and life insurance programs. We have also a short-term disability policy for our executives. Except as otherwise discussed herein, other welfare and employee benefit programs are generally the same for all eligible employees, including our executive officers, with some variation as required by local laws with respect to employees of our subsidiaries.

Accounting and Tax Considerations

        In determining which elements of compensation are to be paid, and how they are weighted, we take into account whether a particular form of compensation will be deductible under Section 162(m) of the Code. Section 162(m) generally limits the deductibility of compensation paid to our named executive officers to $1 million during any fiscal year unless such compensation is "performance-based" under Section 162(m). However, under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) a material modification of the plan; (2) the issuance of all employer stock and other compensation that has been allocated under the plan; or (3) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the "Transition Date"). After the Transition Date, rights or awards granted under the plan, other than options and stock appreciation rights, will not qualify as "performance-based compensation" for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

        Our compensation program is intended to maximize the deductibility of the compensation paid to our named executive officers to the extent that we determine it is in our best interests. Consequently, we may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans. In addition, our 2007 Long-Term Equity Incentive Plan has been designed to permit our compensation committee to grant stock options and other awards which will qualify as "qualified performance-based compensation" under Section 162(m).

        Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Compensation Tables

        We are generally required to provide information regarding the compensation earned during our most recently completed fiscal year by our principal executive officer, principal financial officer and our three other most highly compensated executive officers. During fiscal 2007, only two individuals, other than our principal executive officer and our principal financial officer, served as "executive officers" as that term is defined in SEC regulations. In addition, we are required to provide information regarding the compensation earned during the most recently completed fiscal year for any persons who served us in the capacity of principal executive officer or principal financial officer at any point during the fiscal year. As a result, the following tables include our current chief executive officer and chief financial officer, as well as our two other executive officers for the last fiscal year. As noted above in the "Compensation Discussion and Analysis" section, we refer to these individuals as our named executive officers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Craig A. Bondy

Roxani Gillespie

Jerrell Shelton

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

        The following table shows the compensation earned by our named executive officers during the fiscal year ended June 30, 2007. The compensation consists of salary, cash bonus and, in some cases, equity awards.

Name and Principal Position	Fiscal Year ended June 30,	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)		Total
Tony Aquila, Chief Executive Officer and President	2007	$475,000	$—	$1,083,988	$—	$430,475	—	$12,209	(2)	$2,001,672
Jack Pearlstein, Chief Financial Officer, Treasurer and Secretary	2007	300,000	—	361,329	—	231,300	—	$10,756	(3)	$903,385
John Schwinn, Senior Vice President	2007	200,000	—	—	—	82,240	—	$4,120	(4)	$286,360
Michael D. Conway Vice President	2007	200,000	—	—	—	71,960	—	$15,194	(5)	$287,154

(1)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the year ended June 30, 2007 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123(R)"). calculated without regard to vesting or forfeiture conditions. For information regarding assumptions made in connection with this valuation, please see Note 11 to the consolidated annual financial statements included in our 2007 Annual Report.

(2)
Consists of $8,835 in medical, dental and vision insurance premiums, $1,062 in life insurance premiums and $2,312 in short-term and long-term disability premiums paid by us.

(3)
Consists of $8,732 in medical, dental and vision insurance premiums, $637 in life insurance premiums and $1,387 in short-term and long-term disability premiums paid by us.

(4)
Consists of $2,676 in medical, dental and vision insurance premiums, $455 in life insurance premiums and $989 in short-term and long-term disability premiums paid by us.

(5)
Consists of $13,797 in medical, dental and vision insurance premiums, $440 in life insurance premiums and $957 in short-term and long-term disability premiums paid by us.

Grants of Plan-Based Awards

        During the fiscal year ended June 30, 2007, we granted restricted stock units to certain of our named executive officers and each of our named executive officers participated in our annual cash bonus plan. The following table provides information on each of these awards on a grant-by-grant basis. In each case, the grant date of the award is the same as the approval date.

			Estimated Possible Payouts Under Non-Equity Incentive Plan			Estimated Possible Payouts Under Equity Incentive Plan Awards
										All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
Name	Grant Date		Threshold ($)	Target ($)(3)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)			Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(6)
Tony Aquila	May 11, 2007 April 13, 2006	(1) (2)	—	418,750	—	—	150,648 —	(4)	—	—	—	n/a —	(5)	1,083,988 —
Jack Pearlstein	May 11, 2007 April 13, 2006	(1) (2)	—	225,000	—	—	50,216 —	(4)	—	—	—	n/a —	(5)	361,329 —
John Schwinn	April 13, 2006	(2)	—	80,000	—	—	—		—	—	—	—		—
Michael D. Conway	April 13, 2006	(2)	—	70,000	—	—	—		—	—	—	—		—

(1)
Grants made in connection with our initial public offering under our 2007 Long-Term Equity Incentive Plan. The material terms of the plan are described in "Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentives—2007 Long-Term Equity Incentive Plan" above.

(2)
Represents date that our named executive officers entered into the agreement that set forth their maximum cash bonuses for fiscal 2007.

(3)
Represents estimated potential payouts of non-equity incentive plan awards for fiscal 2007. Actual amounts paid to the named executive officers are disclosed in the Summary Compensation Table above under the heading "Non-Equity Incentive Plan Compensation." The material terms of the plan are described in "Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentives" above.

(4)
The restricted stock units are subject to vesting with 40% vesting immediately upon grant and the remainder vesting 5% at the end of each fiscal quarter. Upon vesting of each vested restricted stock unit, the individual is entitled to receive one share of common stock for each vested restricted stock unit and must pay the par value of each share of common stock received within ten days of receipt.

(5)
Restricted stock units automatically entitle holder to receive a share of common stock upon vesting. No exercise or payment of exercise price is required.

(6)
Represents the full grant date fair value of each individual equity award (on a grant-by-grant basis) as computed under SFAS 123(R) calculated without regard to vesting or forfeiture conditions. For information regarding assumptions made in connection with this valuation, please see Note 11 to the consolidated annual financial statements included in our 2007 Annual Report.

Outstanding Equity Awards at Fiscal Year-End

        The table below sets forth certain information regarding the outstanding equity awards held by our named executive officers as of the close of the fiscal year ended June 30, 2007.

	Restricted Stock Unit Awards
Name	Number of Restricted Stock Units That Have Not Vested(1)	Market Value of Restricted Stock Units That Have Not Vested(2)
Tony Aquila	82,857	$1,605,768
Jack Pearlstein	27,619	$535,256
John Schwinn	—	—
Michael D. Conway	—	—

(1)
Approximately 7,533, in the case of Mr. Aquila, and 2,511, in the case of Mr. Pearlstein of the restricted stock units that have not vested vest at the end of each fiscal quarter.

(2)
Based on the closing price of our common stock on the New York Stock Exchange at the close of the last business day of fiscal 2007.

Restricted Stock Units Vested

        The table below sets forth the number of restricted stock units held by our named executive officers that vested during the fiscal year ended June 30, 2007. None of our named executive officers was granted or exercised any options to purchase common units or shares of common stock during fiscal 2007. Upon vesting of the restricted stock unit, the executive officer is entitled to receive one share of common stock for each vested restricted stock unit and must pay the par value of each share of common stock received within ten days of receipt.

	Restricted Stock Unit Awards
Name	Number of Restricted Stock Units That Have Vested	Market Value Realized on Vesting(1)
Tony Aquila	67,791	$1,110,114
Jack Pearlstein	22,597	$370,020
John Schwinn	—	—
Michael D. Conway	—	—

(1)
In determining the market value of restricted stock units that vested immediately upon grant, on May 11, the initial public offering price of $16.00 was used. In determining the market value of the restricted stock units that vested on June 30, 2007, the price of our common stock on the New York Stock Exchange as of the close of the last business day of the fiscal year was used.

Potential Payments upon Termination or Change in Control

        The following table sets forth for each executive officer the benefits that would arise upon certain terminations of employment or a change in control under the terms of the amended and restated senior management agreements, in the case of Messrs. Aquila, Schwinn and Conway, and the employment agreement and securities purchase agreement, in the case of Mr. Pearlstein. The table assumes that the termination or change in control occurred on June 30, 2007.

Name	Benefit	Before Change in Control— Termination without Cause or for Good Reason		After Change in Control— Termination without Cause or for Good Reason(5)	Voluntary Termination	Death or Disability	Change in Control
Tony Aquila	Unvested common shares subject to accelerated vesting under the amended and restated senior management agreement(1)	$216,023		$13,955,054	None	None	$13,955,054
	Severance payment	$1,072,856	(2)	$1,072,856	None	None	None
Jack Pearlstein	Unvested common shares subject to accelerated vesting under the securities purchase agreement(1)	$129,614		$8,373,032	None	None	$8,373,032
	Severance payment	$623,475	(2)	$623,475	None	None	None
John Schwinn	Unvested common shares subject to accelerated vesting under the amended and restated senior management agreement(1)	$29,336		$1,895,131	None	None	$1,895,131
	Severance payment	$100,000	(3)	$100,000	None	None	None
Michael D. Conway	Unvested common shares subject to accelerated vesting under the amended and restated senior management agreement(1)	$20,269		$1,309,352	None	None	$1,309,352
	Severance payment	$84,000	(4)	$82,000	None	None	None

(1)
Upon a change in control, the unvested shares held by the individual immediately vest. Prior to a change in control, upon a termination of the individual's employment for any reason, we may repurchase the unvested shares from the individual for $0.30 per share. Thus, the value of the unvested shares upon a termination prior to a change in control is equal to the number of unvested shares multiplied by $0.30. Upon a change in control, the shares immediately vest and are no longer subject to repurchase. Thus, the value of the shares upon a change in control, whether the individual is terminated or not, is calculated as the number of such shares multiplied by the price of our common stock reported on the New York Stock Exchange as of the close of the last business day of fiscal 2007. The only condition to accelerated vesting upon a change in control is that the executive officer be continuously employed up to and at the time of the change in control. A change in control is a sale of the company, which is defined in the respective agreement as a transaction or transactions pursuant to which a person or entity or group of related persons or entities acquire(s) stock of the our company possessing the voting power to elect a majority of our board of directors or all or substantially all of our assets.

(2)
If Mr. Aquila or Mr. Pearlstein terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 150% of his base salary plus 75% of the bonus paid in respect of the prior fiscal year, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for 18 months following termination. We have the option to extend this severance period from 18 to 24 or 30 months, during which extension we would continue to pay Mr. Aquila's or Mr. Pearlstein's, as the case may be, severance benefits at the same rate. The length of his non-solicit restriction would be extended by the same period.

  Additionally, Mr. Aquila and Mr. Pearlstein would continue to participate in employee benefit programs for senior executive employees other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.

(3)
If Mr. Schwinn terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 50% of his base salary, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for six months following termination. Additionally, Mr. Schwinn would continue to participate in employee benefit programs for senior executive employees other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.

(4)
If Mr. Conway terminates his employment for good reason or is terminated by us without cause, then he will receive an amount equal to 42% of his base salary, regardless of whether there has been a change in control. This amount will be paid in equal installments on our regular salary payment dates for five months following termination. Additionally, Mr. Conway would continue to participate in employee benefit programs for senior executive employees other than bonus and incentive compensation plans. Severance payments are unaffected and not triggered by a change in control.

(5)
Cause is generally defined as (A) the commission of a felony or a crime involving moral turpitude or any other act or omission involving dishonesty or fraud with respect to our company or any of our subsidiaries or any of our or our subsidiaries' customers or suppliers, (B) substantial and repeated failure to perform duties, (C) gross negligence or willful misconduct with respect to our company or any of our subsidiaries, (D) conduct tending to bring our company or any of our subsidiaries into substantial public disgrace or disrepute, and (E) any breach of the confidentiality or non-solicitation provisions of his respective agreement. Good reason is generally defined as (X) a reduction in base salary, (Y) a material diminution in titles or duties, or (Z) a change in the location of our company's principal office by more than 25 miles.

Compensation of Directors

        Our non-employee and non-GTCR directors receive an annual fee of $40,000 and additional fees as follows for committee membership and chairpersonship: audit committee: member, $7,500 and chair, $15,000; compensation committee and nominating and corporate governance committee: member, $5,000 and chair, $10,000. In addition, in connection with our initial public offering, Messrs. Shelton and Yarbrough each received grants of 13,333 restricted stock units under our 2007 Long-Term Equity Incentive Plan. The restricted stock units are subject to vesting, with 25% vesting on June 30, 2008 and the remainder vesting 6.25% at the end of each fiscal quarter thereafter. The following table summarizes the compensation of our directors in fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Jerrell W. Shelton	$8,056	$5,922	(1)	$—	$—	$—	$—		$13,978
Stuart J. Yarbrough	7,706	$5,922	(1)	—	—	—	—		13,628
Roxanni Gillespie	8,056	—		—	—	—	80,001	(2)	88,057
Garen Staglin	6,305	—		—	—	—	—		6,305
Philip A. Canfield	—	—		—	—	—	—		—
Craig Bondy	—	—		—	—	—	—		—

(1)
Represents the dollar amount recognized for financial statement purposes of the grant on May 11, 2007 of 13,333 restricted stock units. The grant date fair value of such award, as computed under SFAS 123(R) without regard to vesting or forfeiture conditions, was $15.99 per share, or $213,195. For information regarding assumptions made in connection with this valuation, please see Note 11 to the consolidated annual financial statements included in our 2007 Annual Report. As of June 30, 2007, each of Messrs. Shelton and Yarbrough holds 13,333 restricted stock units outstanding.

(2)
Ms. Gillespie provided legal and recruiting consulting services for our Europe, Middle East, Africa and Asia operating segment.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table presents fees for professional services rendered by Deloitte & Touche LLP for fiscal 2006 and fiscal 2007.

	Fiscal Year Ended
Fee Category	June 30, 2006	June 30, 2007
Audit Fees	$7,170,000	$622,000
Audit-Related Fees	—	—
Tax Fees	879,000	27,000
All Other Fees	—	—

Total Fees	$8,049,000	$649,000

        Audit Fees:    Includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, services performed in connection with our initial public offering and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings including consents and advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. This category also includes statutory audits required by non-U.S. jurisdictions, and the preparation of an annual "management letter" on internal control matters.

        Audit-Related Fees:    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards, services in connection with our initial public offering in May 2007, our follow-on offering in October 2007, Sarbanes-Oxley Act, Section 404 advisory services and due diligence.

        Tax Fees: Consists of fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance and tax planning and advice. Tax compliance includes preparation of original and amended tax returns, refund claims, tax payment planning and tax audit assistance.

        All Other Fees:    Consists of fees for services other than those reported above.

        All audit, audit-related and tax services performed by Deloitte& Touche LLP in fiscal 2007 were pre-approved by the audit committee of our board of directors, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

        Pursuant to the audit committee charter, the audit committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The audit committee's charter provides that individual engagements must be separately approved. Additionally, the audit committee must pre-approve any non-audit services to be provided to us by the independent auditor. The policy also requires specific approval by the audit committee if total fees for audit-related and tax services would exceed total fees for audit services in any fiscal year. The policy authorizes the audit committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

MATTERS RELATING TO AUDITORS

        We do not expect representatives of Deloitte and Touche LLP to be present at the 2007 annual meeting.

Audit Committee Report

        The audit committee of our board of directors has reviewed and discussed the audited financial statements with management, which has represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The audit committee discussed with management the quality and acceptability of the accounting principles employed including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

        The audit committee also reviewed our consolidated financial statements for fiscal 2007 with Deloitte & Touche LLP, our independent auditors for fiscal 2007, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The audit committee has discussed with Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

        The audit committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with Deloitte & Touche LLP its independence and has considered whether the provision of non-audit services by Deloitte & Touche LLP to us is compatible with maintaining Deloitte & Touche LLP's independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission. The audit committee has selected Deloitte & Touche LLP as our independent auditor for fiscal 2008.

This report is submitted by the members of the audit committee:

Roxani Gillespie
Stuart Yarbrough
Jerrell Shelton

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2008 MEETING

        Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in December 2008 must be received by us no later than August 14, 2008. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our by-laws, proposals of stockholders not intended for inclusion in the proxy statement, but intended to be raised at our regularly scheduled annual meeting of stockholders to be held in 2008, including nominations for election as directors of persons other than nominees of the board of directors, must be received no earlier than August 14, 2008 and no later than September 13, 2008 and must comply with the procedures outlined in our by-laws, a copy of which may be found on our website www.solerainc.com, or a copy of which is available upon request from the Corporate Secretary, 6111 Bollinger Canyon Road, Suite 200, San Ramon, California 94583.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

        You may propose director candidates for consideration by the Board's nominating and corporate governance committee. Any such recommendations should include the nominee's name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth above. In addition, our Bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, a stockholder must deliver timely notice of such stockholder's intent to make such nomination in writing to the Corporate Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year's annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received not later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. To be in proper form, a stockholder's notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director at such meeting (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder, (B) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

        We evaluate director nominees recommended by stockholders in the same manner in which we evaluate other director nominees. We have established through our nominating and corporate governance committee selection criteria that identify desirable skills and experience for prospective Board members, including consideration of the potential candidate's qualification as independent, as well as consideration of diversity, age, skills, expertise and experience in the context of the Board and other criteria determined by the nominating and corporate governance committee determines from time to time.

ADDITIONAL INFORMATION

        We will bear the cost of the annual meeting and the cost of this proxy solicitation, including mailing costs. In addition to solicitation by mail, our directors, officers, and regular employees may solicit proxies by telephone or otherwise, with no specific additional compensation to be paid for such services. We also will reimburse, upon request, all brokers and other persons holding Common Stock for the benefit of others for their reasonable expenses in forwarding our proxy materials and any accompanying materials to the beneficial owners of Common Stock and in obtaining authorization from beneficial owners to give proxies.

        The Board knows of no matter to be brought before the annual meeting other than the matters identified in this proxy statement. If, however, any other matter properly comes before the annual meeting, the individuals named in the proxy solicited by the Board intend to vote on it on behalf of the stockholders they represent in accordance with their best judgment.

By order of the Board of Directors

Jack Pearlstein Secretary

Dated: November 5, 2007

[BARCODE]
	[BARCODE]	C123456789
000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)	000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 [BARCODE]	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on December 11, 2007.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
    States, Canada & Puerto Rico any time on a touch tone
    telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

\*/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \*/
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A Proposals—The Board of Directors recommends a vote FOR all the nominees listed.
1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01—Tony Aquila	☐	☐	02—Philip A. Canfield	☐	☐	03—Roxani Gillespie	☐	☐
04—Jerrell W. Shelton	☐	☐	05—Stuart J. Yarbrough	☐	☐
B Non-Voting Items Change of Address—Please print new address below.

C    Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)—Please print date below.	Signature 1—Please keep signature within the box.		Signature 2—Please keep signature within the box.

/ /

[BARCODE]	C 1234567890 5 0 A V	J N T 0 1 5 3 2 8 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
<STOCK#> 00SKPC

\*/ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. \*/
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Proxy—SOLERA HOLDINGS, INC.

Notice of 2007 Annual Meeting of Shareholders
Proxy Solicited by Board of Directors for Annual Meeting—10:00 AM December 12, 2007

Jack Pearlstein and John Schwinn, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Solera Holdings, Inc. to be held on December 12, 2007 at the Marriott Del Mar, 11966 El Camino Real, San Diego CA 92130, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all the directors in Proposal 1.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

QuickLinks

TABLE OF CONTENTS
ABOUT THE ANNUAL MEETING
PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
PRINCIPAL ACCOUNTANT FEES AND SERVICES
MATTERS RELATING TO AUDITORS
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2008 MEETING
DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD
ADDITIONAL INFORMATION
PROXY CARD